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                                                                   Exhibit 10.01




                             GREY ADVERTISING INC.
                     1993 SENIOR MANAGEMENT INCENTIVE PLAN

1.   PURPOSES OF THE PLAN

       The 1993 Senior Management Incentive Plan ("Plan") is intended to provide additional compensation to certain key executives of Grey Advertising Inc., A Delaware corporation ("Grey"), and its subsidiaries (collectively, the "Corporation"), based on the earnings of the Corporation and, thereby, to advance the continued success of the Corporation by providing additional incentive for them to promote the success of the business and to enable the Corporation to attract and retain the services of such key executives. In furtherance of these goals, a percentage of the Earnings (as hereinafter defined) of the Corporation for each of the calendar years (each of which is hereinafter called a "Plan Year") 1993 through 1997 shall be allocated to the Plan and credited and distributed to Participants (as hereinafter defined) in accordance with and subject to the terms of the Plan. Executives who are designated as participants under the Plan are herein called "Participants". In addition, in order to encourage the greatest community of interest with the stockholders of the Corporation, certain awards under the Plan shall be in the form of the common stock, par value $1 per share ("Stock"), of the Corporation.

2.   SHARES SUBJECT TO THE PLAN

       Except as hereinafter provided in this Section 2, the aggregate number of shares of Stock which may be allocated under the Plan shall not exceed 200,000 shares ("Shares"). Shares shall be made available, at the discretion of the Committee (as hereinafter defined), either from the authorized but unissued shares of Stock or from shares of Stock held in the hands of the treasury of the Corporation.

       In the event that the number of outstanding shares of Stock of the Corporation shall be changed (or converted into other consideration) as a result of stock splits, combinations or exchanges of shares, or through reorganization, merger, consolidation or similar events, the number of Shares which may be allocated under the Plan and the number of Shares represented by outstanding allocations (as well as the consideration to be issued or paid under the Plan) shall be appropriately adjusted as determined by the Committee so as to reflect any such change.

3.   ELIGIBILITY

       Key executive of the Corporation (including executive officers and directors who are employees) shall be eligible to become Participants in the Plan. The Board of Directors of Grey (the "Board") or the Compensation Committee of the Board (the Board or such Compensation Committee, as the case may be, being hereinafter referred to as the "Compensation Committee"), in its sole discretion, shall determine which key executives shall become Participants





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in the Plan.   In selecting participants, the Compensation Committee shall consider such factors as it shall, in its sole discretion, deem relevant in connection with accomplishing the purposes of the Plan. An employee shall become a Participant upon the allocation to him/her of cash credits or Stock Allocations (as hereinafter provided) under the Plan.

4.   PARTICIPANTS

       There shall be three types of Participants in the Plan as follows:

       (a) Participants who have achieved the age of 65 when they become Participants prior to December 31, 1993 ("Vested Participants");

       (b) Participants who may be considered "executive officers" of the Corporation for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but only with respect to awards granted in respect of periods prior to 1994, and any other Participants specifically designed by the Compensation Committee. (Participants described in this paragraph (b) are referred to herein as "Affiliated Participants." and Affiliated Participants and Vested Participants are collectively referred to herein as "Cash Participants"); and

       (c) Participants who are not Cash Participants ("Stock Participants").

5.   AMOUNTS CREDITED TO THE PLAN; ALLOCATIONS TO PARTICIPANTS

       (a) For each Plan Year, there shall be credited by the Committee (as defined in Section 9 of the Plan) to the Plan for the benefit of the Participants an amount equal to 12% of the Earnings (as hereinafter defined) for such Plan Year; provided, however, that for Plan Years commencing with calendar year 1994, such crediting shall be made only if the Earnings for such Plan Year exceed $15,000,000. (The amount credited to the Plan for any Plan Year is hereinafter referred to as the "Plan Year Pool.")

       (b) For each Plan Year commencing with calendar year 1994, the Committee shall allocate to each Participant a percentage (the "Allocation Percentage") of the plan Year Pool for such Plan Year. For Plan Years commencing with calendar year 1994, the Allocation Percentage of a Participant may not exceed 30% with respect to any Plan Year. Allocations with respect to a Plan Year shall be made by the Committee not later than June 30th of each year following the Plan Year to which such allocations apply. Any portion of the Plan Year Pool which is not allocated to Participants may not be allowed for any other Plan Year.





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       (c)  Allocations to each Cash Participant shall be made in the form of cash credits. Allocations ("Stock Allocations") to each Stock Participant shall be made (in lieu of such cash credits) corresponding to such numbers of shares of Stock as shall equal (i) the dollar value of the cash credits which would otherwise be allocated to such Stock Participant, divided by (ii) the average of the means of the daily high bid and low asked prices of the Stock as reported in the Wall Street Journal during the last 15 days on which the Stock traded during December of the Plan Year to which the allocations are attributable. (If the Stock is traded on fewer than 15 days during such December, the average of the means of the high bid and low asked prices on days on which trading occurred shall be used.)

       (d) As at the end of each Plan Year, there shall be determined for each Stock Participant an amount ("Dividend Amount") equal to the number of shares in each Stock Participant's Stock Accumulated Account (as hereinafter defined) as at the end of the previous Plan Year multiplied by the amount of the dividends per share of Stock paid by Grey during the Plan Year. (A Stock Participant's "Stock Accumulated Account" shall be such number of shares of Stock in the Plan as shall have theretofore been allocated to such Stock Participant.) The Dividend Amount shall then be divided by the prices of the Stock determined in the preceding paragraph (c) and there shall be credited to the Stock Participant's Stock Accumulated Account, Stock Allocations representing such number of shares of Stock as shall be equal to the resulting quotient.

       (e) "Earnings" as used herein shall mean the Corporation's net income as determined for financial reporting purposes, determined in accordance with generally accepted accounting principles consistently applied, after deduction of all expenses incurred by the Corporation, but before deduction of any amounts to be credited under this Plan and any deduction for the provision for taxes on income. In determining Earnings for a particular Plan Year, the Compensation Committee shall have the authority to make adjustments in recognition of unusual or non-recurring events affecting the Corporation or its financial statements, or in response to changes in applicable laws, regulations or accounting principles.

       (f) This is an unfunded plan and the crediting of Stock to the accounts of Stock Participants or of amounts to the accounts of Cash Participants shall not require the Corporation to set aside or pay funds, or to set aside or transfer Stock, unless and until required by Paragraph 8 hereof.

6.   VESTING

       A Participant's account (whether Stock or cash) may either be vested or contingent. An account shall be contingent ("Contingent Account") until a Participant's Vesting Date (as hereinafter defined) occurs. A Participant's account shall be vested ("Vested Account") from and after the Participant's Vesting Date as to all amounts or Stock in such account on the Vesting Date and as to all amounts or Stock credited thereafter. The Vesting Date of a Participant shall be the date on which the first of the following events occurs:





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          (a)  The Participant becomes a Vested Participant as defined in paragraph 4(a) hereof; or

          (b) The Participant has completed five full calendar years of continuous employment with the Corporation after becoming a Participant in the Plan, provided that any person who became a Participant in the Plan prior to or during 1993 shall be deemed to have completed such five full calendar years if he/she shall have remained continuously employed with the Corporation through December 31, 1997; or

          (c) The Participant has died or become permanently disabled while an employee of the Corporation.

7.   FORFEITURES

       A Participant with a Contingent Account whose employment terminates for any reason whatsoever (except for death or permanent disability) shall forfeit his/her account. Any forfeited Contingent Account, in the discretion of the Committee, may be reallocated and applied to Participants other than Participants who are "Covered Employees" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code")) or may be returned to the Corporation.

8.   PAYMENTS TO PARTICIPANTS

       (a) No payment of funds or distributions of Stock from Contingent Accounts shall be made to Participants. Payments and distributions shall be made to Participants of sums credited or Stock allocated, as the case may be, to their respective Vested Accounts in the discretion of the Committee, as follows:

          (i) in the case of cash payments to a Cash Participant, in a lump sum, on or before June 30th following the Vesting Date;

          (ii) in the case of Stock distributions to a Stock Participant, by the issuance of such a number of shares of Stock as shall then be in such Stock Participant's Stock Accumulated Account (except for fractional shares which shall be paid in cash) on or before June 30th following the Vesting Date; and

          (iii) notwithstanding the foregoing, cash payments and/or Stock distributions may be made in no less than two nor more than five equal annual installments, the first installments to be paid on or before June 30th following the Vesting Date, and succeeding installments to be paid on or before succeeding June 30th, until the amount of cash or Stock in the Participant's Vested Account shall have been paid or distributed, as the case may be, in full.





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          (b)  Anything to the contrary contained above notwithstanding, in no event shall any payment be required to be made to a Participant sooner than 90 days after a Participant's Vesting Date. In the event the Committee shall have determined to make payment in accordance with sub-paragraph 8(a)(iii), the Committee shall have the right, subsequently, to amend its determination in order to accelerate the payment to any Participant.

          (c) Notwithstanding the preceding provisions of this Section 8, the Committee may, in its discretion, defer the payment of funds or distribution of Stock to Participants until such time and to the extent necessary to ensure that such payment or distribution shall not be rendered nondeductible to the Corporation by reason of Section 162(m) of the Code. The Committee shall have the authority to prescribe such other terms and conditions relating to such deferral as it may deem appropriate.

9.   ADMINISTRATION

       The Plan shall be administered by the Compensation Committee, which shall have full and final authority, subject to the express provisions of the Plan, to make all determinations deemed necessary or advisable for the administration of the Plan. The Compensation Committee shall have full and final authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all determinations necessary or advisable for its administration. However, to the extent permitted by Rule 16b-3 ("Rule 16b-3") promulgated under the Exchange Act and by Section 162(m) of the Code, the Compensation Committee may delegate some or all of its functions under the Plan to the Chief Executive Officer of Grey (the Compensation Committee or the Chief Executive Officer, as the case may be, being referred to herein as the "Committee"). In addition to such other rights of indemnification as they may have as directors, members of the Committee shall be indemnified by the Corporation to the full extent permissible under applicable law while serving as a member of the Committee.

10.  NON-TRANSFERABILITY OF INTERESTS IN THE PLAN

       Interests of Participants in the Plan (including amounts or Stock allocated to their accounts) shall not be transferable otherwise than by will or by the laws of descent and distribution. More particularly, but without limiting the generality of the foregoing, no such interests may be assigned, transferred (except as provided in the preceding sentence), pledged or hypothecated in any manner, nor shall any such interests be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to this provision, and any levy or any attachment or similar process upon such an interest shall be null and void and without effect, and the Committee may, in its discretion, upon the happening of any such event, terminate and declare such an interest forfeited forthwith.





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11.  TERMINATION AND AMENDMENT OF PLAN

       The Board may terminate this Plan at any time or make such amendments hereto as it shall deem advisable; provided, however, that any such termination or amendment shall not adversely affect any amounts previously credited to Participants under this Plan, whether in Vested or Contingent Accounts, without the consent of the affected Participants; and provided, further, that no such amendment may be made without the requisite approval of stockholders of Grey if such approval is required in order to maintain compliance with Rule 16b-3. No such termination shall accelerate any vesting under the Plan. Notwithstanding that the amounts may be credited or paid thereafter, no credits or payments shall be made under this Plan with respect to any year after the final Plan Year.

12.  MISCELLANEOUS

       (a) Allocations may be made under this Plan from earlier plans of like nature, and such allocations shall be valued and shall vest as determined by the Committee.

       (b) Computations under this Plan shall be carried to the nearest one-one thousandth of a share or dollar, as the case may be.

       (c)  This Plan shall be governed by the laws of the State of New York.

       (d) Captions are used herein for convenience only and shall not have any legal effect.





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